Exhibit 10.2

OPTION AND
AGREEMENT OF PURCHASE AND SALE
THIS OPTION AND AGREEMENT OF PURCHASE AND SALE (this "Agreement") is entered into as of January 8, 2016 (the "Effective Date"), by and between CRAFT BREW ALLIANCE, INC., a Washington corporation ("Owner"), and PABST NORTHWEST BREWING COMPANY, LLC, a Delaware limited liability company dba Rainier Brewing Company ("PBC").
RECITALS
A.    Owner owns fee simple title to the real property described in attached Exhibit A, together with all improvements situated on such real property, and operates a commercial brewery and restaurant on such real property. The real property and improvements, together with all other rights, hereditaments, and tenements appurtenant to the real property and improvements, are collectively referred to herein as the "Property."
B.    Owner owns certain assets and other rights described in attached Exhibit B associated with and used or useful in the operation of its commercial brewery and restaurant (the "Associated Assets"). The Property and the Associated Assets are sometimes collectively referred to herein as the "Brewery."
C.    PBC desires to acquire an option to purchase the Brewery from Owner and Owner has agreed to grant PBC an exclusive option to purchase the Brewery, on the terms and conditions of this Agreement.
The parties therefore agree as follows:
AGREEMENT

1.	Option

1.1
Grant. In consideration of and in connection with the parties' entry into and performance under an Alternating Proprietorship Agreement and Services Agreement, each between Owner and PBC and dated the same date as this Agreement, and any related agreements between Owner and PBC (such agreements, the "Brewing Agreements"), Owner grants to PBC the sole and exclusive option to purchase the Brewery (the "Option") in the manner and for the price stated in this Agreement.

1.2
Option Term. The term of the Option (the "Term") begins immediately upon the Effective Date and the Option must be exercised, if at all, prior to 5:00 p.m. Pacific time on December 31, 2018 (the "Expiration Date"), unless earlier terminated as provided in this Agreement.

1.3
Exercise of Option. The Option may be exercised, if at all, by written notice (the "Exercise Notice") delivered by PBC to Owner, stating that PBC has elected to exercise the Option. The Exercise Notice may be delivered and the Option exercised at any time prior to the Expiration Date. Upon exercise of the Option, PBC will be obligated to purchase the Brewery from Owner, and Owner will be obligated to sell the Brewery to PBC, for the price and in the manner described in this Agreement.

1.4
Failure to Exercise Option; Payment to Owner. If PBC fails for any reason to exercise the Option during the Term or this Agreement is earlier terminated, PBC will have no further claim against or interest in the Brewery and will provide Owner with any instruments that Owner reasonably requests to remove from the public record any cloud on title to the Property or the Associated Assets that is attributable to the Option. In addition, if the Option expires unexercised, or this Agreement earlier terminates under circumstances in which an Option Termination Fee (as hereinafter defined) is required to be paid under Section 9.2 below, PBC will pay to Owner, on or before January 31st of the year following such expiration or earlier termination, a termination fee calculated as follows (the "Option Termination Fee"):

1.4.1	If the average annual volume produced, sold, and shipped under the Brewing Agreements is less than *** bbls per year, the Option Termination Fee will be $4,000,000.

1.4.2	If the average annual volume produced, sold, and shipped under the Brewing Agreements is **** bbls per year or greater but less than *** bbls per year, the Option Termination Fee will be $3,000,000.

1.4.3	If the average annual volume that is produced, sold, and shipped under the Brewing Agreements is *** bbls per year or greater, the Option Termination Fee will be $2,000,000.
If the Option Termination Fee is due following a termination, average annual volume will be determined based on the average monthly volume for all completed months beginning with the first full month of production under the Brewing Agreements, multiplied by twelve. For the avoidance of any doubt, any volume produced for PBC by Owner or any affiliate of Owner under a co-packing or similar arrangement shall be included as if produced under the Brewing Agreements.

__________________________
*** Confidential information has been omitted and filed with the Securities and Exchange Commission pursuant to a confidential treatment request.

2.	Option Exercise Price

2.1	Purchase Price. The purchase price for the Brewery (the "Purchase Price") will be calculated as follows:

2.1.1	If the Option is exercised prior to the first anniversary of the Effective Date, the Purchase Price shall be $25,000,000;

2.1.2	If the Option is exercised after the first anniversary of the Effective Date but prior to the second anniversary thereof, the Purchase Price shall be $26,000,000; and

2.1.3	If the Option is exercised after the second anniversary of the Effective Date but prior to the Expiration Date, the Purchase Price shall be $28,000,000.

2.2
Payment of Purchase Price. The Purchase Price for the Brewery will be payable in cash at the Closing (as defined in Section 3.1), provided that PBC will be entitled to a credit at Closing in the amount paid for the Optionee Policy.

3.	Closing

3.1
Closing Date, Time and Place. Closing of the sale and purchase of the Brewery (the "Closing") will occur on a mutually agreeable date (the "Closing Date") which must be not less than 120 days from the date of exercise (unless waived by Owner) and not more than 150 days from the date of exercise (unless waived by PBC) at the offices of the Brewery, unless otherwise agreed. Closing will be effective as of the close of business on the Closing Date, unless otherwise agreed. In all events the Closing must occur prior to May 15, 2019. An escrow (the "Escrow") for the Closing will be established at the office of Chicago Title Insurance Company (the "Title Company"), at 701 5th Avenue, Suite 2300, Seattle, Washington.

3.2
Closing Obligations. Not less than two (2) business days prior to the Closing Date, Owner and PBC will deposit the following documents and funds into the Escrow established with the Title Company, and the Title Company will close Escrow in accordance with the terms of this Agreement and the instructions of Owner and PBC not inconsistent with the terms hereof.

3.2.1	Owner. Owner will deposit the following:

3.2.1.1	The Deed (as defined in Section 3.6), duly executed and acknowledged;

3.2.1.2
A Bill of Sale and Assignment in a commercially reasonable form to be agreed consistent with the terms of this Agreement (the "Bill of Sale"), executed on behalf of Owner, to effect transfer of the Associated Assets to PBC;

3.2.1.3
An Assignment and Assumption of Contracts in a commercially reasonable form to be agreed consistent with the terms of this Agreement (the "Assignment and Assumption of Contracts"), executed on behalf of Owner;

3.2.1.4	A duly executed and completed Real Estate Excise Tax Affidavit;

3.2.1.5	A duly executed affidavit certifying that Owner is not a foreign person, trust, partnership, or corporation in compliance with the requirements of IRC § 1445(b);

3.2.1.6
A certificate executed on behalf of Owner in a form reasonably acceptable to PBC affirming as of the Closing Date that all of Owner's representations and warranties under this Agreement are true and correct in all material respects;

3.2.1.7	Such documents as PBC or the Title Company may reasonably require to evidence the authority of Owner to consummate the transactions contemplated by this Agreement; and

3.2.1.8	Such other documents, including without limitation escrow instructions that are reasonably required of Owner to close the sale and purchase in accordance with this Agreement.

3.2.5	PBC. PBC will deposit the following:

3.2.2.1	The cash payment of the Purchase Price calculated in accordance with Section 2, plus PBC's share of closing costs;

3.2.2.2	The Assignment and Assumption of Contracts, executed on behalf of PBC;

3.2.2.3	A duly executed and completed Real Estate Excise Tax Affidavit;

3.2.2.4
A certificate executed on behalf of PBC in a form reasonably acceptable to Owner affirming as of the Closing Date that all of PBC's representations and warranties under this Agreement are true and correct in all material respects;

3.2.2.5	Such documents as Owner or the Title Company may reasonably require to evidence the authority of PBC to consummate the transactions contemplated by this Agreement; and

3.2.2.6	Any other documents and funds, including without limitation escrow instructions that are reasonably required of PBC to close the sale and purchase in accordance with this Agreement.

3.3
Closing Costs. PBC and Owner each will pay one-half of the escrow fee of the Title Company with respect to the Closing. Owner will pay the premium for the Title Policy (hereinafter defined) that Owner is obligated to provide to PBC and the cost of any title curative endorsements and all conveyance or excise taxes attributable to the granting of the Option and the purchase and sale of the Property. PBC will pay all sales and use taxes attributable to the purchase and sale of the Associated Assets and all fees for recording the Deed, and any additional premium attributable to any extended coverage owner's policy of title insurance and any non-title curative endorsements requested by PBC in accordance with the terms of this Agreement.

3.4	Expenses; Prorations.

3.4.1
Payment of Expenses. All items of expense incurred by Owner with respect to the operations of the Brewery through the Closing Date will be paid by Owner at or as due after Closing, without proration. PBC will furnish to Owner for payment, promptly following receipt, any bills to be paid by Owner. Items of expense incurred after the Closing Date with respect to the Brewery will be paid by PBC.

3.4.2
Prorations. All real and personal property taxes and assessments payable with respect to the tax year in which Closing occurs and all gas, electric and other utility charges for which separate billings cannot be arranged will be prorated between Owner and PBC as of the close of business on the Closing Date based on the number of days in the billing period before and after the Closing Date. Any items to be prorated that are not ascertainable on the Closing Date shall be reconciled by the parties outside of Escrow within 120 days after the Closing Date.

3.5
Title Insurance Policy. The parties will cause the Title Company, at PBC's expense, to issue its standard form optionee's ALTA Title Insurance Policy dated as of the Effective Date, in an amount specified by PBC (but not more than $4,000,000), insuring PBS's rights to acquire the Property under this Agreement, subject only to the Permitted Exceptions and standard printed exceptions (together with endorsements thereto, the "Optionee Policy"). Owner will cause the Title Company to issue its standard form Owner's ALTA Title Insurance Policy, dated as of the Closing Date, in the amount of the Purchase Price, insuring fee simple title to the Property is vested in PBC, subject only to the Permitted Exceptions (as defined in Section 7.1.4) and standard printed exceptions (together with endorsements thereto, the "Owner's Policy"). PBC may request that the Title Company issue an extended coverage policy of title insurance and may request endorsements to such policy, but the receipt of extended coverage and endorsements will be at PBC's sole cost and will not be a condition to or requirement of Closing (such policy of title insurance, together with such extensions and endorsements as are issued, is hereinafter referred to as the "Title Policy"); provided, however, Owner shall execute and deliver to the Title Company any and all customary certificates and affidavits required in connection with the Title Policy.

3.6
Conveyance. At the Closing, Owner will execute, acknowledge, and deliver to PBC a Bargain and Sale Deed conveying the Property to PBC, subject only to the Permitted Exceptions (such instrument, the "Deed").

4.	Warranties and Representations of Owner
Owner warrants and represents to PBC that the following matters (the "Warranties") are true and correct as of the Effective Date, and will remain true and correct as of the date of the Exercise Notice and the Closing Date, subject only to any exceptions disclosed to PBC in a written disclosure schedule (the "Disclosure Schedule") delivered to PBC on or before the Effective Date and any exceptions by reason of the operation of the last sentence of Sections 7.1.1 and 7.2.1 of this Agreement, if any:

4.1
Organization; Authority. Owner is a corporation validly existing and in good standing under the laws of Washington. Owner has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Owner has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement, when executed, will constitute a valid and binding obligation of Owner, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and general principles of equity.

4.2
No Conflicts; Consents. The execution, delivery, and performance by Owner of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Owner; (b) conflict with or result in a violation or breach of any provision of any law, rule or regulation applicable to Owner or the operation of the Brewery; or (c) require the consent, notice, or other action by any person under any contract or agreement to which Owner is a party or that is binding on the Brewery that is material to the grant of the Option or the operation of the Brewery following the Closing (a "Brewery Contract"), other than consents in connection with Brewery Contracts listed in the Disclosure Schedule and consents required under contracts or agreements entered into after the Effective Date in the ordinary course of business of the Brewery (the "Ordinary Course"); provided that, the parties agree that during the Term Owner shall obtain PBC's prior written consent (not to be unreasonably withheld, conditioned or delayed) to Owner's entry into (or modification of) any contract that would qualify as a Brewery Contract that is not terminable on 30 or fewer days' notice, with more than a de minimis termination fee; provided, further, to the extent that PBC approves such Brewery Contract or any modification thereof, such Brewery Contract or modification shall be deemed a Transferred Brewery Contract (as defined in Exhibit B) to the extent such Brewery Contract or modification survives the Closing Date. No consent, approval, declaration, or filing with, or notice to, any Governmental Entity (as defined in Exhibit B) is required by or with respect to Owner in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

4.3
Assets. Owner owns or leases all of the Associated Assets and has good and marketable title to, or a valid leasehold to, all such Associated Assets, free and clear of any Liens (other than Permitted Liens and Liens of record as of the Effective Date or incurred in the Ordinary Course thereafter for trade debt or refinancing of existing indebtedness secured by the Brewery that will be removed or satisfied prior to the Closing). Upon completion of the transactions contemplated by this Agreement, PBC will acquire good title to all of the Associated Assets, free and clear of any Liens (other than Permitted Liens). For purposes of this Agreement:

4.3.1
"Liens" mean any mortgage, pledge, lien (statutory or otherwise), charge, adverse claim of ownership, restriction on transfer (such as a right of first refusal or similar right), defect of title, security interest, or other encumbrance; and

4.3.2
"Permitted Liens" means easements, rights-of-way, reservations of rights, conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that are not violated by the current use or occupancy of the Brewery or do not, individually or in the aggregate materially interfere with the operation of the Brewery.

4.4
Litigation; Compliance With Laws. There is no litigation, arbitration, or administrative hearing pending before any Governmental Entity that concerns or affects the Property or any material portion of it, or the operations of the Brewery, and, to the knowledge of Owner, no such proceeding is threatened. To the knowledge of Owner, the Property and the operations of the Brewery are in compliance in all material respects with all laws, ordinances, and governmental approvals and decisions that relate to the Property and/or the Brewery.

4.5
Environmental. Without limiting the generality of Section 4.4 above, (a) prior to the Effective Date, Owner has made available to PBC all written environmental studies, analysis, or reports regarding the Property and the operations at the Brewery in Owner's possession or control as of the Effective Date documenting the nature and extent of Hazardous Substances (as defined below) at, on or in the Property and/or generated at the Brewery, and will make available any similar or additional documents received by Owner during the Term (collectively, the "Environmental Reports"); and (b) except as disclosed in the Environmental Reports, to the knowledge of Owner, there are no currently existing conditions involving the presence of Hazardous Substances at the Property and/or in connection with the operation of the Brewery, (i) that have been reported (or require reporting) to any Governmental Entity, (ii) that have adversely affected the Property and/or the operation of the Brewery in any material respect, or (iii) that are in violation of Environmental Laws in any material respect. For purposes of this Agreement:

4.5.1
"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq.; and the Endangered Species Act, 16 U.S.C. §§ 1531 et seq.; and Washington State laws, including without limitation the Model Toxics Control Act, RCW 70.105D.010 et seq., water pollution control under RCW 90.48.010 et seq., and air pollution control under RCW 70.94.011 et seq; each, as amended from time to time, or any successor laws thereto, together with the rules, regulations and order promulgated thereunder; and

4.5.2	"Hazardous Substances" shall have the meaning attributed to it in RCW 70.105D.020(13) and shall also include petroleum hydrocarbons, asbestos, lead based paint and PCBs.

4.6
No Condemnation or Assessment Proceedings. There is no pending, or to the knowledge of Owner, threatened, condemnation or similar proceeding or assessment affecting the Property or any part of it, and, to the knowledge of Owner, no such proceeding is being proposed by any Governmental Entity.

4.7
Site. To the knowledge of Owner, there are no (i) pending changes in land use designation (comprehensive plan or zoning ordinance) that apply to the Property, or (ii) material encroachments onto the Property.

4.8	Status of Owner. Owner is not a foreign person, foreign partnership, foreign corporation, or foreign trust, as those terms are defined in IRC § 1445.

4.9	Authority. No consents, documents, or approvals that have not been obtained are necessary to the effectiveness of the grant of the Option by Owner.

4.10
Brokers. No broker, finder, investment banker or other third party is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Owner. Owner agrees to indemnify, defend and hold PBC harmless from and against any and all Claims (as defined in Section 6.2) arising from a breach of the foregoing representation and warranty.

4.11
No Further Representations; As-Is. Except for the express warranties set forth in this Agreement or any conveyance document or other document executed by Owner in connection with this Agreement, the Brewery, including the Property and the Associated Assets, will be sold "As-Is" and without representation or warranty of any kind, whether express or implied, including without limitation, without any implied warranties of any nature, such as implied warranties of merchantability, non-infringement, or fitness for a particular purpose. PBC is not relying on any warranty, representation or covenant, express or implied, with respect to the Brewery, except as expressly set forth in this Agreement, any conveyance document or any other document executed by Owner in connection with this Agreement.

As used herein, the phrase "to the knowledge of Owner" or any variation of that phrase refers to matters within the actual knowledge of the executive officers of Owner and managers of the operations of the Brewery and do not include constructive or imputed notice or knowledge or any knowledge that may be acquired in the course of any diligence conducted by PBC; and the use of that phrase does not imply that Owner has undertaken any special inquiry or investigation with respect to the representation modified by the phrase.

5.	Warranties and Representations of PBC
PBC warrants and represents to Owner that the following matters (the "PBC Warranties") are true and correct as of the Effective Date, and will remain true and correct as of the Closing Date:

5.1
Organization; Authority. PBC is a limited liability company validly existing and in good standing under the laws of its jurisdiction of formation. PBC has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. PBC has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement, when executed, will constitute a valid and binding obligation of PBC, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and general principles of equity.

5.2
No Conflicts; Consents. The execution, delivery, and performance by PBC of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of PBC; (b) conflict with or result in a violation or breach of any provision of any law, rule or regulation applicable to PBC; or (c) require the consent, notice, or other action by any person under any contract or agreement to which PBC is a party. No consent, approval, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to PBC in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

5.3
Brokers. No broker, finder, investment banker or other third party is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PBC. PBC hereby agrees to indemnify, defend and hold Owner harmless from and against any and all Claims arising from a breach of the foregoing representation and warranty.

6.	Covenants of Owner
Owner covenants and agrees as follows:

6.1
Information. Owner will deliver to PBC, as PBC may reasonably request, copies of all documents related to the use or ownership of the Property or operations of the Brewery that Owner possesses or may obtain by reasonable inquiry and are reasonably related to the Brewery, the Associated Assets or the use or operation of the Brewery after the Closing, including without limitation leases relating to the Property (which current leases are listed in Section 6.1 of the Disclosure Schedule), all easements, covenants, or restrictions affecting title, any studies, surveys, or reports relating to the Property, all contracts pertaining and material to the Brewery or the Associated Assets, and other documents of a like nature, subject at all times to any confidentiality obligations to third parties or regulations of any Governmental Entity.

6.2
Access. Without limiting any of PBC's rights under the Brewing Agreements, Owner grants to PBC and its agents the right to enter on the Property at any reasonable times prior to the Closing Date or earlier termination of this Agreement upon reasonable advance notice to Owner for the purpose of conducting investigations, studies, or tests that PBC may reasonably deem necessary or appropriate in connection with its acquisition of the Brewery and as are permitted by the terms of this Agreement. Owner will reasonably cooperate with PBC in its performance of such investigations, studies, or tests, provided that all costs and expenses of all such investigations, studies, or tests will be paid by PBC. PBC will protect, defend, and hold Owner harmless from any actions, causes of action, claims, costs, damages, demands, expenses (including, without limitation, reasonable attorneys' fees and court costs), fines, liabilities, liens, losses, penalties, obligations and suits (collectively, "Claims") arising out of or related to PBC's activities on the Property, except as may arise out of the mere discovery of any adverse conditions (including without limitation, environmental conditions) at the Property. If PBC fails to exercise the Option, PBC will fully compensate Owner for any physical damage to the Property or any lien, encumbrance, or charge on it attributable to PBC's activities under this paragraph, in addition to paying other amounts due under this Agreement. If PBC fails to exercise the Option, PBC will deliver to Owner copies of any and all non-proprietary reports, studies, and drawings owned by PBC that relate to the Brewery.

6.3
Maintenance. Prior to the Closing Date or earlier termination of this Agreement, Owner will maintain the Brewery in such state of repair as is reasonably necessary for the normal operation of the Brewery, performance under the Brewing Agreements, and to maintain the Brewery substantially in its current operating condition as of the Effective Date, taken as whole, including, as needed, replacement or repair in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete assets included as part of the Brewery Equipment and Parts.

6.4	Ownership.

6.4.1
Property. Prior to the Closing Date or earlier termination of this Agreement, Owner will not (a) sell, contract to sell, assign, or otherwise transfer the Property or any material part thereof or interest therein, (b) grant an option to any third party to acquire all or any portion of the Property or interest therein, or (c) encumber the Property or grant any encumbrances that would result in additional title exceptions against the Property.

6.4.2
Associated Assets. Prior to the Closing Date or earlier termination of this Agreement, unless PBC otherwise consents in writing (including by e-mail), Owner will not sell, assign, or otherwise transfer all or any material portion of the Associated Assets or any interest therein other than dispositions in the Ordinary Course.

6.5
Identification of Assets and Contracts; Assignment. Not later than ten (10) days and not more than 30 days prior to the Closing Date, Owner shall prepare and deliver to PBC, a schedule setting forth in reasonable detail the Associated Assets to be acquired and the Transferred Brewery Contracts to be assigned to and assumed by PBC under this Agreement. Such lists will be updated as of the Closing Date and included as exhibits to the Bill of Sale and the Assignment and Assumption of Contracts, respectively, to be delivered at the Closing. Owner shall exclude from contracts included in the lists of Transferred Brewery Contracts any contract that PBC elects, by delivery of written notice to Owner at least fifteen (15) days prior to the Closing Date, to exclude; provided that, notwithstanding the foregoing right of exclusion, PBC shall assume all contracts listed in Section 6.1 of the Disclosure Schedule continuing in effect as of the Closing Date and all contracts it has approved under Section 4.2. To the extent that Owner's rights under any Transferred Brewery Contract being assigned by Owner may not be assigned to PBC without the consent of another person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof, and Owner shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair any rights under a contract in question, Owner shall use reasonably efforts following the Closing to obtain for PBC the benefits thereunder. Owner agrees to reasonably cooperate with PBC during PBC's due diligence review of the Brewery to determine whether any such consents will be needed and can be obtained.

6.6
Approvals. PBC may apply for and obtain any approvals or licenses of any Governmental Entity to use the Brewery consistent with its current use following the Closing, provided all such applications and related materials are first given to Owner for its approval, not to be unreasonably withheld, conditioned or delayed. Owner will reasonably cooperate with PBC in obtaining any such approvals. Such cooperation includes signing all applications and other documents requested by PBC that may be reasonably related to such matters, as long as Owner approves the form and substance (such approval not to be unreasonably withheld, conditioned or delayed). All costs and expenses incurred with respect to such approvals (other than fines or penalties that may exist or relate to the period prior to the Effective Date) will be paid for by PBC.

7.	Additional Matters

7.1	Title.

7.1.1
Preliminary Review. Owner has delivered to PBC a preliminary title report covering the Property (the "Preliminary Title Report"), accompanied by a list and supporting documentation for all exceptions to title referenced in the Title Report (the "Initial Exceptions"). PBC will identify in a written notice to Owner (the "Initial Notice") within 45 days of the Effective Date, those of the Initial Exceptions that PBC will request that Owner remove of record at or before Closing (the "Unacceptable Exceptions"). Each of the Initial Exceptions not identified by PBC in the list of Unacceptable Exceptions will be deemed to have been accepted by PBC. If PBC fails timely to provide Owner the Initial Notice, then PBC will be deemed to have approved the Preliminary Title Report in full. Owner has ten (10) days following receipt of the Initial Notice to give written notice ("Reply Notice") to PBC of any Unacceptable Exceptions that Owner concludes, in good faith, that Owner cannot or will not remove at or before the Closing. Owner agrees to remove at Closing all Unacceptable Exceptions not referenced in a duly given Reply Notice. If one or more of the Unacceptable Exceptions cannot or will not be removed at or before Closing and Owner so states in a duly given Reply Notice (or if Owner fails to timely respond with a Reply Notice) (such exceptions, the "Identified Exceptions"), then PBC may by giving written notice to Owner within ten (10) days of receipt of a Reply Notice terminate this Agreement (in which case the Brewing Agreements will also terminate), and PBC will not be required to pay the Option Termination Fee in connection with any such termination. If PBC does not exercise its right to terminate, all Identified Exceptions will be permanently removed from the list of Unacceptable Exceptions for purposes of the Closing and PBC will be deemed to have actual knowledge of all of the Initial

Exceptions for purposes of the representations and warranties in Section 4 of this Agreement.

7.1.2
Updated Title Report. Within 30 days following the receipt of an Exercise Notice, Owner will in preparation for Closing deliver to PBC, at Owner's expense, a preliminary title report covering the Property (the "Closing Title Report"), accompanied by legible copies of all exceptions to title referenced in the Closing Title Report that were not included in the Initial Exceptions (the "Closing Exceptions"). Within 15 days of receiving the Closing Title Report, PBC will give written notice (the "Closing Notice") to Owner of any Closing Exceptions that PBC desires to add to the Unacceptable Exceptions and have removed prior to Closing that are not Permitted Exceptions under Section 7.1.4(b). If PBC fails timely to give Owner the Closing Notice and to the extent that a Closing Exception is not identified by PBC in the Closing Notice, PBC will be deemed to have approved the Closing Title Report, subject only to any Unacceptable Exceptions, if any, that remain. If PBC gives a timely Closing Notice, Owner will have 15 days following receipt of the Closing Notice to provide written notice of objection (a "Closing Reply Notice"); otherwise exceptions therein will be deemed to have been added to the Unacceptable Exceptions. If one or more of the Unacceptable Exceptions cannot or will not be removed at or before Closing and Owner so states in a duly given Closing Reply Notice, then Section 9.1.2 below will apply.

7.1.3
Removal of Certain Title Exceptions. Notwithstanding anything to the contrary contained in this Agreement, Owner shall be obligated to remove, at or before Closing, (i) any exceptions to title that are security for the payment of a sum of money to repay amounts borrowed or expenses incurred by Owner (including mortgages, deeds of trust, tax liens, or contractor's liens, if any), (ii) taxes and assessments due and payable for any period prior to the Closing Date, and (iii) any exceptions to title that arise after the date of the Preliminary Title Report that Owner agrees to remove in accordance with Section 7.1.2.

7.1.4
Permitted Exceptions. "Permitted Exceptions" include (a) all exceptions to which PBC agrees or is deemed to have agreed in accordance with this Section 7.1, (b) all exceptions not included in the Initial Exceptions that arise after the date of the Preliminary Title Report and are not material to the ownership or use of the Brewery following the Closing or are otherwise not identified in the Closing Notice as Unacceptable Exceptions by PBC, and (c) all exceptions that PBC otherwise agrees in writing to waive.

7.2	Environmental Diligence.

7.2.1
Initial Review. For a period of 60 days after the Effective Date (subject to extension for an additional 30 days if PBC's environmental consultant recommends the conduct of a Phase II investigation), PBC shall have the right to conduct and have completed an environmental review (the "Environmental Review") of the Property and the operations of the Brewery. The Environmental Review may include a historical review of the use of the Property, review of all regulatory agency permits and compliance and enforcement files and records, and such other studies as PBC may deem appropriate and consistent with an ASTM Phase I environmental site assessment of the Property and evaluation for ACM, lead-based paint and mold (including sampling related thereto). PBC shall not conduct soil tests or take core samples or water table samples by drilling conducted on the Property, unless recommended in writing by the environmental consultant engaged by PBC based on findings of an ASTM Phase I environmental site assessment, and then all tests and studies will be conducted by agents selected by PBC and performed as PBC directs, subject to the approval of Owner, which shall not be unreasonably withheld. PBC will pay the cost of all reviews, tests, and studies undertaken. If PBC is not satisfied with such environmental Review, PBC may by giving written notice to Owner within ten (10) days of the end of the period for the Environmental Review (including any extension thereof) terminate this Agreement (in which case the Brewing Agreements will also terminate), and PBC will not be required to pay the Option Termination Fee in connection with any such termination. If PBC does not exercise its right to terminate, all conditions described in reports provided to PBC in connection with its Environmental Review (a copy of which will be provided to Owner) will be deemed to have been accepted by PBC, and PBC will be deemed to have actual knowledge of all such matters for purposes of the representations and warranties in Section 4 of this Agreement.

7.2.2
Updated Review. For a period of 60 days after the delivery of the Exercise Notice, PBC shall have the right to conduct and have completed an additional Environmental Review (the "Updated Environmental Review") of the Property and the operations of the Brewery consistent with the initial Environmental Review. PBC will pay the cost of all reviews, tests, and studies undertaken. If PBC reasonably determines in good faith following its Updated Environmental Review that one or more conditions affect the Property that had not been previously identified in connection with the Environmental Review and have arisen after the date thereof (the "Identified Environmental Conditions") and the presence of such Identified Environmental Conditions would cause Owner to be in breach of its representations under Section 4.5, then PBC may, by giving written notice to Owner within ten (10) days of the close of the Updated

Environmental Review period, request that Owner take remedial action with respect to one or more of the Identified Environmental Conditions and Section 9.1.1 will apply. Owner shall be required to take all reasonably required actions to remediate any Identified Environmental Condition caused by Owner. If Owner fails or declines to take remedial action or otherwise avail itself of cures available to it under Section 9.1.1 and such Identified Environmental Conditions are reasonably likely to have a Material Adverse Effect on the value or operation of the Brewery following the Closing, then PBC may upon written notice to Owner within ten (10) days of such failure or decline or the completion of the remedial period without remediation, terminate this Agreement, in which case PBC will not be required to pay the Option Termination Fee.

8.	Conditions Precedent to Closing
In addition to any other conditions contained in this Agreement, set forth below are certain conditions precedent to Closing for the benefit of PBC (the "Conditions").

8.1
Title Insurance. On the Closing Date, the Title Company (as defined in Section 3.1) will be ready, willing, and able to issue, and will issue to PBC on or promptly following recordation of the Deed, the Owner's Policy required by Section 3.5.

8.2
Representations and Warranties; Performance. All of Owner's representations and warranties contained in this Agreement shall be true and correct in all material respects and all material covenants of Owner under this Agreement shall have been duly performed in all material respects as of the Closing. A failure of a representation and warranty by Owner to be true and correct and a failure to perform a covenant will be deemed to be material if such failure is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the value or operation of the Brewery following the Closing.

9.	Remedies

9.1	PBC.

9.1.1
Breach. If Owner is in breach of any of the representations, warranties or covenants in this Agreement in any material respect, and regardless of whether the breach occurs before or after PBC notifies Owner of the exercise of the Option, and such breach is (i) not cured within 30 days of notice thereof (unless a longer period is reasonably needed for such cure in which event Owner shall have such longer period (but not in excess of 90 days (or 120 days, in the event of an environmental remediation (and Owner shall be required to take all reasonably required actions to remediate any Identified Environmental Condition caused by Owner)) so long as Owner is diligently pursuing such cure to completion) or (ii) is not susceptible to cure, then PBC, may, subject to its rights under

Section 9.1.3 in the event of a failure of a condition giving rise to a Material Adverse Effect, but as its exclusive remedy and in lieu of any other relief, either (a) upon written notice to Owner specifying in reasonable detail the grounds for termination, terminate this Agreement without payment of the Option Termination Fee and, in the event such breach is intentional or arises out of facts or circumstances within Owner's reasonable control, receive reimbursement of PBC's actual, out of pocket costs and expenses incurred in connection with this Agreement not to exceed $50,000 (the "PBC Expense Reimbursement"), or (b) specifically enforce all obligations of Owner under this Agreement; provided that, Owner may in lieu of any cure elect by written notice to PBC within 30 days after receipt of PBC's default notice elect to remedy such breach by granting PBC a reduction in the Purchase Price equal to the lesser of the costs to remedy such breach or the diminution in value of the Brewery resulting from such breach. The parties shall negotiate in good faith for a period of 15 days after Owner's notice of such election to agree upon the amount of such reduction. If the parties are unable to agree, they shall submit the matter to binding arbitration to be held before a single arbitrator in Seattle, Washington in accordance with the rules of the American Arbitration Association. Except for any specific remedies reserved elsewhere in this Agreement, PBC expressly waives the right to pursue any other remedy in law or equity against Owner in connection with a breach of this Agreement by Owner.

9.1.2
Title. If one or more of the Unacceptable Exceptions will not be removed at or before Closing such that the condition to Closing set forth in Section 8.1 will not be satisfied, then PBC may exercise any of the following rights: (a) PBC may accept title to the Property subject to the Unacceptable Exceptions and receive a credit against the Purchase Price in the amount of any Unacceptable Exceptions which may be cured, discharged or removed with the payment of money; or (b) PBC may attempt to cure the Unacceptable Exceptions or any of them at no cost to Owner (with Owner being obligated to cooperate with the cure efforts and to join in the execution of any curative instruments that will operate to remove the Unacceptable Exceptions); or (c) PBC may, if (i) one or more of the Unacceptable Exceptions has arisen after the date of the Preliminary Title Report and PBC determines in good faith such exception or exceptions are reasonably likely to have a Material Adverse Effect on the value or operation of the Brewery following the Closing or (ii) such Unacceptable Exceptions are among the exceptions that Owner has agreed or been deemed to have agreed to remove prior to Closing, upon written notice to Owner specifying in reasonable detail the grounds for termination, terminate this Agreement (including any exercise of the Option), in which case the Option Termination Fee will not be payable, PBC shall be entitled to the PBC Expense Reimbursement, and neither party will have any further liability to the other under this Agreement.

9.1.3
Failure of a Condition Precedent. If the condition to PBC's obligations under this Agreement in Section 8.2 is not satisfied as of a proposed Closing Date and PBC does not waive such condition or conditions and PBC determines in good faith that such non-satisfaction is reasonably likely to have a Material Adverse Effect on the value or operation of the Brewery following the Closing, then PBC shall give written notice to Owner and Owner shall have 30 days to remedy such unsatisfied condition to PBC's reasonable satisfaction (unless a longer period is reasonably needed for such satisfaction in which event Owner shall have such longer period (but not in excess of 90 days) so long as Owner is diligently pursuing completion), provided that if such failure of a condition to be satisfied arises out of a Title or Environmental condition, the provisions of Sections 7.1 and 9.1.2 or Section 7.2, respectively, shall apply. In the event of owner's failure to so remedy such condition, PBC, as its exclusive remedy and in lieu of any other relief, may upon written notice to Owner, terminate this Agreement (including any exercise of the Option) without payment of the Option Termination Fee and, in the event such breach is intentional or arises out of facts or circumstances within Owner's reasonable control, receive the PBC Expense Reimbursement. Except for any specific remedies reserved elsewhere in this Agreement, PBC expressly waives the right to pursue any other remedy in law or equity against Owner in connection with a failure of a condition set forth in this Agreement.

9.2	Owner.

9.2.1
Breach. If PBC breaches any term or provision of this Agreement in any material respect, and regardless of whether the breach occurs before or after PBC notifies Owner of the exercise of the Option, and such breach is not cured within 15 days of notice thereof (unless a longer period is reasonably needed for such cure in which event PBC shall have such longer period (but not in excess of 45 days) so long as PBC commences such cure within such 15 days and such cure is diligently prosecuted to completion thereafter), then Owner, as its exclusive remedy and in lieu of any other relief, will be entitled to terminate this Agreement by giving PBC written notice of termination, and in such event Owner will be entitled to receive the Option Termination Fee, and neither party will have any further liability to the other under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Owner's sole remedy for any breach of this Agreement by PBC shall be payment of the Option Termination Fee as and to the extent expressly provided for in this Agreement, provided, that in any case where Owner is entitled to the Option Termination Fee, the payment of such Option Termination Fee and retention thereof by Owner shall be Owner's exclusive remedy and shall apply in lieu of any other relief or remedy. Accordingly, the parties agree in all such events the Option Termination Fee shall constitute liquidated damages, it being acknowledged and agreed by the parties that (a) Owner's actual damages in such event would be extremely difficult or impracticable to ascertain and that the Option Termination Fee represents a reasonable estimate thereof amount of the deposit plus any interest accrued thereon represents the parties' reasonable estimate of such damages, and (b) the payment of such amount as liquidated damages is not intended as a forfeiture or penalty but as enforceable liquidated damages under applicable law.

9.2.2
Termination of the APA and the Services Agreement. In the event the Brewing Agreements terminate as a result of a breach by PBC that continues beyond any applicable notice and cure period, Owner may upon 60 days prior written notice to PBC terminate this Agreement by delivering to PBC and the Title Company written notice of termination, and in the event that PBC does not exercise the Option during the 60‑day notice period, Owner shall be entitled to be paid the Option Termination Fee. In all other events, the termination of the Brewing Agreements shall not terminate this Agreement and the right of PBC to exercise the Option in accordance herewith shall remain in full force and effect.

9.3
Other Remedies; Limitations. The limitations on remedies set forth in this section do not apply to any Claim accruing after Closing or preclude either party from seeking injunctive relief or from seeking recovery against the other for causing physical damage or injury to persons or property or failing to satisfy a payment or indemnity obligation of such party under the terms of this Agreement. Neither party shall have any liability for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of the date such representation or warranty is given, and no party will have liability to the other for a Claim accruing after Closing arising out of a breach of a representation or warranty in, or covenant contained in Section 6 of, this Agreement absent a willful breach of this Agreement by such party.

9.4	Adequacy. The parties each acknowledge (a) the adequacy of the remedies set forth in this Agreement and (b) that the foregoing limitation of remedies is an essential part of this Agreement.

9.5
Control of Claims. In connection with any third-party claim for which a party (such party, an "Indemnified Party") is entitled to indemnification under this Agreement, the Indemnified Party shall provide prompt written notice of such claim promptly following receipt thereof and tender defense to the party to provide such indemnification (such party, the "Indemnifying Party"), and the Indemnifying Party may elect to assume the defense of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party shall not compromise or settle the claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party fails to assume and commit to undertake such defense of the Indemnified Party within 15 days after notice of a third party claim, the Indemnified Party may elect to assume control of such defense and retain counsel therefor and be entitled to recover fees and expense to the extent provided in this Agreement. Notwithstanding the foregoing, if the Indemnifying Party disputes that any such matter is properly subject to an obligation of the Indemnifying Party to indemnify and defend hereunder, the parties shall submit the issue of entitlement to indemnification to binding arbitration to be held before a single arbitrator in Seattle, Washington in accordance with the rules of the American Arbitration Association.

10.	Risk of Loss; Possession

10.1
Risk of Loss. Owner bears the risk of all loss or damage to the Brewery from all causes, through the Closing Date. If, before the Closing Date, and regardless of whether the Exercise Notice has yet been given or is subsequently given, all or any material part of the Brewery is rendered inoperable by fire or by any other cause of any nature or if all or any material portion of the Brewery is taken by condemnation, or if any such condemnation proceeding is filed, Owner must give PBC written notice of such event. If such casualty or condemnation (a) affects 20% or more of the area, or (b) reduces the value of the Brewery by $3,500,000 or more, PBC may terminate this Agreement by giving written notice to Owner within 45 days after receipt by PBC of written notice from Owner of such qualifying casualty or condemnation. If PBC does not elect to terminate this Agreement, then this Agreement will continue in force and, if PBC exercises the Option and the Brewery is conveyed to PBC, then all interest of Owner in and to any insurance proceeds or condemnation awards that may remain payable to Owner on account of the casualty or condemnation will be assigned to PBC at Closing and PBC shall be entitled to a reduction in the Purchase Price in the amount of any deductible or uninsured loss.

10.2
Owner's Right to Restore. Notwithstanding anything to the contrary contained in this Agreement, if PBC timely and properly exercises an option to terminate this Agreement under this Section 10, Owner has the option to restore the Brewery to substantially its condition immediately prior to the casualty, which option may be exercised by giving written notice to Buyer within ten (10) days after PBC's exercise of its option to terminate. If Owner exercises its option to restore, then PBC's exercise of the termination option shall be nullified. If such damage has not been substantially restored prior to a scheduled Closing Date but Owner is diligently proceeding to restore, then Owner will diligently complete the repair after the Closing, provided, however, that PBC has the right to delay the Closing until restoration is substantially completed (but in no event in excess of 120 days after the damage).

10.3
Possession. PBC will be entitled to exclusive possession of the Property on and after the Closing Date, provided that Owner shall be given a reasonable opportunity to remove all assets included on the Property that are not included within the Associated Assets.

11.	Recording
On the Effective Date, Owner will execute, acknowledge, and deliver to PBC a memorandum of option in the form attached as Exhibit D (the "Memorandum"), which Memorandum may be recorded by or on behalf of PBC at its expense. If PBC fails to exercise the Option before the Expiration Date, PBC will execute, acknowledge, and deliver to Owner a PBC quitclaim deed releasing any interest in the Property.

12.	Brewery Employees; Allocation of Responsibilities
Owner will be solely responsible for the employment of all employees of the Brewery through the Closing Date. As such, Owner shall be solely responsible, and PBC shall have no obligations whatsoever, for any compensation or other amounts payable to any employee (or former employee) of Owner, including, without limitation, salary, pension or profit sharing benefits, or severance pay payable to any employee (or former employee) of Owner for any period relating to service with Owner prior to the Closing Date and Owner shall pay all such amounts to all entitled employees as required by law. Owner shall remain solely responsible for the satisfaction of all Claims for medical, dental, life insurance, health accident, or disability benefits brought by or in respect of employees (or former employees) of Owner relating to events occurring prior to the Closing Date, and for all worker's compensation Claims that relate to events occurring prior to the Closing Date. PBC may offer employment to any or all employees terminated by Owner in connection with the Closing at its discretion, and will be solely responsible for all aspects of the employment of employees of the Brewery so employed by PBC after the Closing Date. Owner shall indemnify, defend and hold PBC harmless from and against any and all Claims which are the responsibility of Owner under this Section 12, and PBC shall indemnify, defend, and hold harmless Owner from and against any and all Claims that are the responsibility of PBC under this Section 12.

13.	Survival
The warranties, representations and covenants of Owner and of PBC contained in this Agreement shall survive for a period of one year after the Closing Date and shall terminate on such date except to the extent that any Claims in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty shall survive until the resolution of such Claim, provided that any covenant that expressly provides for a longer term of effectiveness shall continue in effect for such express longer term.

14.	Waiver
Failure by Owner or PBC to enforce any right under this Agreement will not be deemed to be a waiver of that right or of any other right.

15.	Successors and Assigns
Subject to the limitations on Owner's right to convey the Brewery set forth elsewhere herein, the terms, covenants, and conditions of this Agreement are binding on and inure to the benefit of the heirs, successors, and assigns of Owner and PBC. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that (a) PBC may assign its rights and obligations under this Agreement to an Affiliate, (b) an initial public offering of stock or equity interests in PBC shall not be deemed a transfer or assignment for the purposes hereof, and (c) PBC may not assign its rights and obligations under this Agreement to a non-Affiliate without the prior written consent of Owner, which consent may be granted or withheld in the sole discretion of Owner. A transaction or series of related transactions in which 50% or more of the voting control in PBC is sold, disposed of or otherwise transferred to a non-Affiliate will be deemed to be an assignment by PBC. No assignment shall relieve the assigning party of any of its obligations hereunder. For purposes of this Agreement, "Affiliate" means with respect to any particular person, any person controlling, controlled by or under common control with such person, whether by ownership or control of voting securities, by contract or otherwise.

16.	Allocation of Purchase Price; Tax Treatment
The parties agree to allocate the purchase price and all other capitalizable costs among the assets purchased hereunder for all purposes (including accounting and tax) in accordance with an allocation schedule to be agreed after exercise of the Option. A draft of the allocation schedule shall be prepared by PBC and delivered to Owner not less than ten (10) days prior to the Closing Date. If Owner notifies PBC in writing that Owner reasonably objects to one or more items reflected in the allocation schedule, the parties shall attempt to resolve such dispute through good faith negotiations; provided, however, that any unresolved dispute shall be resolved by independent accountants practicing in the Seattle, Washington area with industry experience to be engaged for that purpose and agreed to by the parties. The fees and expenses of such accounting firm shall be shared equally. Owner and PBC will each report, act and file state and federal tax returns in all respects and for all purposes consistent with such allocation.

17.	Notices
All notices required or permitted to be given will be in writing and will be deemed given and received on personal service or three (3) Business Days after deposit in the United States Mail, certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

To Owner:	Craft Brew Alliance, Inc.
929 N. Russell Street
Portland, Oregon 97227
Attn: General Counsel

With a copy to:	Miller Nash Graham & Dunn LLP 111 S.W. Fifth Avenue Suite 3400 Portland, Oregon 97204 Attention: David Post

To PBC:	Pabst Northwest Brewing Company, LLC
10635 Santa Monica Boulevard, Suite 305
Los Angeles, California 90025 Attention: Robert Urband

With a copy to:	Liner LLP 1100 Glendon Avenue, Fourteenth Floor Los Angeles, California 90024 Attn: Mitchell C. Regenstreif

The foregoing addresses may be changed by written notice, given in the same manner. Notice given in any manner other than the manner set forth above will be effective when received by the party for whom it is intended.

18.	Attorney Fees
If litigation is instituted with respect to this Agreement (including any litigation undertaken in the context of bankruptcy proceedings), the prevailing party will be entitled to recover from the losing party, in addition to all other sums and allowable costs, its reasonable attorneys' fees, both in preparation for and at trial and any appeal or review.

19.	Integration, Modification, or Amendments
This Agreement (including the Exhibits and Schedules attached hereto) and the Brewing Agreements contain the entire agreement of the parties with respect to the Option contained herein and supersedes all prior written and oral negotiations and agreements with respect to the Option. Any modifications, changes, additions, or deletions to this Agreement must be approved by Owner and PBC, in writing.

20.	Governing Law; Interpretation
This Agreement is governed by and shall be interpreted in accordance with the laws of the State of Washington without regard to its or any other jurisdiction's conflicts of law principles. If a court of competent jurisdiction holds any portion of this Agreement to be void or unenforceable as written, Owner and PBC intend that (a) that portion of this Agreement be enforced to the extent permitted by law and (b) the balance of this Agreement to remain in full force and effect.

21.	Statutory Disclosures
Whether or not the Property is zoned for residential use, PBC acknowledges and agrees it does not intend to use the Property for residential purposes. PBC and Owner acknowledge that the Real Property constitutes "Commercial Real Estate" as defined in RCW 64.06.005. PBC waives receipt of the seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the section entitled "Environmental". The Environmental section of the seller disclosure statement will be completed by Owner prior to the Closing. PBC further acknowledges and agrees that once delivered the Disclosure Statement (a) is for the purposes of disclosure only, (b) will not be considered part of this Agreement, and (c) will not be construed as a representation or warranty of any kind by the Owner.

22.	Waiver of Jury Trial
AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

23.	Submission to Jurisdiction
Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the federal court of the United States of America sitting in Seattle, Washington, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating to this Agreement, and each of the parties hereby irrevocably and unconditionally agrees that all Claims in respect of any such action or proceeding may be heard and determined in such court. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any Federal court sitting in Seattle, Washington, and hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

24.	Confidentiality
Owner and PBC will treat this Agreement and all information obtained or exchanged in connection with this Agreement as confidential and will not disclose any information relating to the transactions contemplated by this Agreement to any person other than the consultants and other entities engaged to assist in the consummation of this Agreement, such as the Title Company, and except as may otherwise be required by law or legal process, including the disclosure requirements of federal securities laws, which the parties acknowledge may require filing of this Agreement as an exhibit to Owner's periodic reports filed with the Securities and Exchange Commission. In the event this Agreement is to be publicly filed Owner will in good faith seek confidential treatment of the volume and fee amounts under Section 1.4. If the Option is not exercised, then PBC shall return to Owner all documents and information delivered to PBC by Owner. Nothing contained herein operates to prevent or limit the right of Owner or PBC to disclose the terms of this Agreement or any other information relating to it in conjunction with any litigation, land use proceeding, or other proceeding instituted with respect to this Agreement or the Brewery, or as may otherwise be required by law. Any press release or other similar public disclosure of the consummation of this Agreement or any matter relating to this Agreement shall be subject to the prior written consent of PBC, which consent shall not be unreasonably withheld, conditioned, or delayed.

25.	Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature page follows]

This Agreement is executed effective as of the day and year first above written.

OWNER:

CRAFT BREW ALLIANCE, INC.,
a Washington corporation

	By:	/s/ Andrew J. Thomas

	Name:	Andrew J. Thomas

	Title:	CEO

PBC:
PABST NORTHWEST BREWING COMPANY, LLC,
a Delaware limited liability company

	By:	/s/ Eugene Kashper

	Name:	Eugene Kashper

	Title:	CEP

Attachments:

Exhibit A—Property
Exhibit B—Description of Associated Assets
Exhibit C—Material Adverse Effect
Exhibit D—Form of Memorandum

S-1

EXHIBIT A
Property
Owner's Woodinville brewing facility located at 14300 NE 145th Street
Woodinville, WA 98072, with a legal description for the property as follows:
Lots 1, 2 and 3, King County Boundary Line Adjustment Number L93L0042, recorded under recording number 9310149011, in King County, Washington;
EXCEPT that portion of Lot 1, conveyed to the State of Washington by deed recorded under recording number 9406280504.

EXHIBIT A, Page 1

EXHIBIT B
Description of Associated Assets

1.
Associated Assets; Identification. The "Associated Assets" include Owner's rights, title and interest in, to and under certain specifically identified assets and rights of Owner, in each case to the extent existing as of the Closing Date, as follows:

1.1
Inventory. All finished inventories and supplies that are held at, or are in transit to, the Property, which are used or held for use by Owner in the operations of the Brewery, other than raw materials identified under paragraph 2.8 of this Exhibit below ("Inventory");

1.2
Tangible Personal Property. All equipment, furniture, fixtures, machines, spare parts and change parts, and other tangible personal property owned by Owner and located at the Brewery and used or held for use by Owner in the operations of the Brewery, including without limitation all such assets relating to the brewpub operated at the Brewery (such as furniture, fixtures, supplies utilized for banquets and catering, kitchen equipment and other personal property (the "Brewery Equipment and Parts"));

1.3
Contracts. All leases and other contracts specifically relating to the operations of the Brewery or use and ownership of the Brewery Equipment and Parts to which Owner is a party or otherwise bound, to the extent such contracts are assignable and not identified as being excluded by PBC in accordance with this Agreement, including without limitation all rights of Owner under or pursuant to all warranties, representations and guarantees made by tenants, suppliers, manufacturers and contractors in connection with the operations of the Brewery or relating to the Brewery Equipment and Parts and any deposits related thereto (the "Transferred Brewery Contracts");

1.4	Files and Records. All files and other records of Owner which relate to the Brewery Equipment and Parts and are located on the Property (the "Brewery Equipment Files");

1.5
Licenses and Permits. To the extent transferable, all licenses, permits, franchises, certificates, and other authorizations issued by any government, agency, department, commission, court, arbitration panel or instrumentality of the United States or any state or other political subdivision thereof (a "Governmental Entity") issued to or held by Owner relating and limited to the operations of the Brewery or ownership of the Brewery Equipment and Parts, including all applications and all renewals, extensions, or modifications (collectively, the "Brewery Licenses"); and

1.6
Plans. All existing site plans, surveys, studies, architectural drawings, floor or landscape plans, appraisals, feasibility studies, environmental studies and other plans and studies of any kind if existing and relating to the Property and in the

EXHIBIT B, Page 1

possession or subject to the control of Owner (the "Brewery Plans and Studies").

2.
Limitation; Excluded Assets. The Associated Assets include only those assets specifically identified above and no other assets, and expressly do not include any Excluded Assets. "Excluded Assets" include all tangible and intangible properties of Owner not expressly included in the Associated Assets, including, without limitation, all of Owner's rights in, to and under the following:

2.1
Proprietary Rights. All intellectual property rights of Owner. Owner's intellectual property rights include all rights of any kind, in and to (a) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) all trademarks, service marks, trade dress, logos, trade names, slogans, Internet domain names and corporate names, and all associated goodwill; (c) all copyrights and works of authorship (whether or not copyrightable, including look and feel), mask works and moral rights; (d) all trade secrets and confidential information (including ideas, formulae, compositions, know-how, processes, techniques, methods, research and development information, specifications, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (e) computer software and software systems (including data, databases and related documentation), other than such software or systems as are directly related to the operation of the Brewery or the ownership and operation of the Brewery Equipment and Parts; and (f) all other intellectual property of any kind;

2.2	Accounts Receivable. All trade receivables, accounts receivable, accrued receivable and notes receivable and other monies receivable (whether yet accounted for as such or not);

2.3	Prepaid Items. Deposits, prepaid items and other similar assets other than such deposits, prepays or similar assets as are related to and included with the Transferred Brewery Contracts;

2.4
Corporate Books and Records. All corporate books and records of Owner, including, without limitation, all accounting and similar records of Owner, all minutes of meetings of the board of directors or stockholders of Owner, stock books, stock transfer ledgers, and related records, all personnel and human resources records of any nature, and other corporate records relating to the operation of the business of the Owner generally;

2.5	Transaction Documents. All rights of Owner under this Agreement or any other agreement entered into in connection herewith;

2.6	Personal Property. All office equipment, office materials and supplies, and other tangible personal property of every kind and description not specifically included in the Brewery Equipment and Parts;

EXHIBIT B, Page 2

2.7
Branded Properties. All branded personal property or inventory of any kind, including without limitation all equipment or supplies branded with one or more trademarks of Owner such as pub glassware, signs, or other similar items and all Items listed on Schedule 2.7 to this Exhibit as well as similar items acquired in replacement or supplementation of the listed items.

2.8	Raw Materials. All raw materials and all packaging materials of any kind.

2.9	Contracts. Any and all contracts and agreements to which the Owner is a party not specifically included in the Transferred Brewery Contracts above;

2.10	Files and Records. All files and other records of Owner located on the Property and not specifically included in the Brewery Equipment Files above;

2.11	Licenses. To the extent not transferable without any unreasonable effort or expense, all licenses, permits, franchises, certificates, and other authorizations issued by any Governmental Entity;

2.12
Claims. All Claims, deposits, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than warranty or similar Claims related to the Brewery Equipment and Parts and specifically included as part of the Transferred Brewery Contracts; and

2.13	Goodwill. All of Owner's goodwill in, and going concern value of, its business.

EXHIBIT B, Page 3

EXHIBIT C
Material Adverse Effect Definition

"Material Adverse Effect" on the Brewery means an effect that is substantial and materially adverse to (a) the operations of the Brewery, (b) the value of the Property, or (c) the ability of Owner to complete the transactions contemplated by this Agreement; provided, however, that a "Material Adverse Effect" shall not include any effect directly or indirectly arising out of or attributable to:  (i)  changes in the law, regulations, or rules applicable to operations of the Brewery, or interpretations thereof, (ii) changes in economic or business conditions in the United States economy or financial markets generally or markets local to the Property in particular, and (iii) changes affecting the industry of Owner and PBC generally, or (iv) any action required or permitted by this Agreement, or any public announcement of the transactions contemplated hereby. An effect on the value of the Property will deemed to be materially adverse if it results in a loss of value of $3,500,000 or more.

EXHIBIT C, Page 1

EXHIBIT D
Form of Memorandum

After recording return to:
[929 N. Russell Avenue
Portland, Oregon 97227
Attn: General Counsel]

AUDITOR/RECORDER'S INDEXING FORM

Document Title(s):	Memorandum of Option and Agreement of Purchase and Sale
Reference Number(s) of Documents released:	N/A
Grantor(s):	Craft Brew Alliance, Inc.
Grantee(s):	Pabst Northwest Brewing Company, LLC
Abbreviated Legal Description):	[Insert] Full: See Exhibit A
Assessor's Tax Parcel Numbers:	[Insert]

EXHIBIT D, Page 1

MEMORANDUM OF OPTION
AND AGREEMENT OF PURCHASE AND SALE
This MEMORANDUM OF OPTION AND AGREEMENT OF PURCHASE AND SALE (this "Memorandum"), is entered into as of January 8, 2016, by and between CRAFT BREW ALLIANCE, INC., a Washington corporation ("Owner"), and PABST NORTHWEST BREWING COMPANY, LLC, a Delaware limited liability company ("PBC"),
Owner and PBC have entered into an Option and Agreement of Purchase and Sale dated January 8, 2016 (the "Option Agreement"), wherein Owner has granted to PBC the sole and exclusive option to purchase the property described in Exhibit A (the "Property"). Owner hereby grants to PBC an option to purchase the Property and all associated assets upon the terms set forth in the Option Agreement.
The Term of the Option commenced on January 8, 2016, and will expire on December 31, 2018, if not exercised on or before such date.
This Memorandum is being executed and recorded in the Official Records of King County, Washington, to give notice of the provisions of the Option Agreement and will not be deemed or construed to define, limit, or modify the Option Agreement in any manner.
Executed as of January 8, 2016.

OWNER:
CRAFT BREW ALLIANCE, INC.,
a Washington corporation

By:

Name:

Title:

PBC:
PABST NORTHWEST BREWING COMPANY, LLC,
a Delaware limited liability company

By:

Name:

Title:

EXHIBIT D, Page 2

STATE OF OREGON    )
) ss.
County of __________    )

This instrument was acknowledged before me on ___________, 20___, by ______________, as ______________ of ______________, a _________, on behalf of said _________________.

Notary Public for Oregon

EXHIBIT D, Page 3

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California    }
County of __________    }

On January __, 2016, before me, _________________, a Notary Public for the State of California, personally appeared ______________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:    _________________________        (Seal)

EXHIBIT D, Page 4